EXHIBIT 99.1



        LIGAND ANNOUNCES CHANGES AND ADDITIONS TO THE BOARD OF DIRECTORS

              JOHN W. KOZARICH APPOINTED CHAIRMAN OF THE BOARD

       SAN DIEGO (MARCH 1, 2007) - Ligand Pharmaceuticals Incorporated
(NASDAQ: LGND) today announced the appointment of John L. Higgins, David M. Knott, Elizabeth M. Greetham and Todd C. Davis to its board of directors. Effective March 1, the above appointees will replace:
Irving S. Johnson, Ph.D., a director of Ligand since 1989, Carl C. Peck, M.D., a director since 1997, John Groom, a director since 1995, Daniel S. Loeb, a director since 2005, and Brigette Roberts, a director since 2005.
         In addition, John W. Kozarich, Ph.D., a director since 2003, was named Chairman of the Board, assuming the position previously held by Henry F. Blissenbach, who will remain on the board. Dr. Kozarich is President and Chairman of ActivX Biosciences, a subsidiary of Kyorin Pharmaceuticals, and is a professor of biotechnology at Scripps Research Institute.
         "We are pleased to have attracted accomplished industry professionals with diverse backgrounds and expertise to our Board, and I look forward to working with them. The company will also benefit from the leadership and experience of Dr. Kozarich in his expanded role as our new Chairman," said John
L. Higgins, President and Chief Executive Officer. "We believe the Board is configured to represent the best interest of all of our shareholders, and we look forward to gaining the new members' insight as Ligand continues its transformation to a highly focused R&D and royalty driven pharmaceutical company. I would also like to thank those resigning from the Board for their service and contribution in advancing Ligand to this stage in its development."
         "Now that we have brought outstanding new management and directors into Ligand, and have successfully repositioned the company, it is no longer necessary for Third Point to have three board representatives," stated Daniel Loeb, Chief Executive Officer of Third Point. "We will, however, continue to have one Third Point representative on the Board, and are delighted that David Knott, Ligand's largest institutional shareholder, is joining us on the Ligand Board."

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         David M. Knott, 62, is Chief Investment Manager of Knott Partners
Management and Dorset Management, two related hedge fund entities. He was previously with Mandrakos Associates. Prior to that, Mr. Knott was a broker at Donaldson Lufkin & Jenrette (DLJ). He received a B.A. in Political Science from the University of ePennsylvania and an M.B.A. in Finance from the University of Pennsylvania.
         Elizabeth M. Greetham, 57, is Chief Executive Officer and President of ACCL Financial Consultants. Prior to ACCL, Ms. Greetham served as both CEO and CFO of DrugAbuse Sciences and was a portfolio manager at Weiss, Peck & Greer. Ms. Greetham also serves as a member of the board of directors of publicly traded King Pharmaceuticals, Inc. Ms. Greetham earned an M.A. with Honors from the University of Edinburgh in Scotland.
         Todd C. Davis, 46, is a Managing Director of Cowen & Company and a principal and founder of Cowen Healthcare Royalty Partners. Previously,
Mr. Davis was a partner at Paul Capital Partners, Apax Partners and an operating executive for Elan Pharmaceuticals and Abbott Laboratories. Mr. Davis has served on the boards of several public and private companies, including most recently Verus Pharmaceuticals, Prism Pharmaceuticals, Prometheus Laboratories and SkinMedica. He holds a B.S. in mathematics from the U.S. Naval Academy and an M.B.A. from Harvard Business School.

ABOUT LIGAND
         Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, cancer, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this

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release. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected royalties on AVINZA(R) from King Pharmaceuticals or we may not be able to timely or successfully transform the Company or advance any product(s) in our pipeline. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, which are available at WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACTS:
LIGAND PHARMACEUTICALS INCORPORATED               LIPPERT/HEILSHORN & ASSOCIATES
John L. Higgins, President and CEO                Don Markley
or                                                DMARKLEY@LHAI.COM
Erika Luib-De la Cruz, Investor Relations         (310) 691-7100
(858) 550-7896


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